UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2010

GigOptix, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	333-153362	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 Geng Road, Suite 250, Palo Alto, CA	94303
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 424-1937

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 7, 2010, Joseph Vallner, a member of the board of directors of GigOptix, Inc. (the “Company”) tendered his resignation from the Company’s board of directors (the “Board”), effective immediately. The Company would like to thank Mr. Vallner for his service to the Company.

(d) On June 4, 2010, the Board, accepting the recommendation of the independent directors of the Board, elected Frank Schneider to serve as a board director commencing June 7, 2010. Mr. Schneider will serve as a Class II director until the next election of Class II directors which will occur at the Company’s 2010 annual meeting of stockholders. In addition, Mr. Schneider will also serve as a member of the compensation committee of the Board.

Mr. Schneider has not previously held any position with the Company, and there are no related party transactions between the Company and Mr. Schneider that are reportable under Item 404(a) of Regulation S-K. Mr. Schneider does not have any family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers. There are no arrangements or understandings between Mr. Schneider and any other person pursuant to which Mr. Schneider was selected as a director.

In connection with his directorship, Mr. Schneider will not receive any Board fees or other cash compensation for his services, but will be reimbursed for reasonable travel expenses to attend Board meetings. In addition, Mr. Schneider will receive non-qualified stock options under the Company’s 2008 Equity Incentive Plan to purchase 40,000 shares at an exercise price of $3.25 per share, which was the price per share at which the Company’s common stock closed on June 4, 2010. The stock options will vest and become exercisable as follows: 5,000 shares will vest and become exercisable on September 4, 2010, with an additional 5,000 shares to vest on a quarterly basis thereafter with all of the shares of the stock options to be fully vested and exercisable as of June 4, 2012.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated June 7, 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

GIGOPTIX, INC.

By:	/S/ DR. AVI KATZ
Dr. Avi Katz
Chief Executive Officer

Date: June 7, 2010

Exhibit Index

Exhibit No.	Description

99.1	Press release dated June 7, 2010.